News Release

AGL Resources Expects Third-Quarter 2012 Earnings Results to Be Negatively Impacted by Changes in Natural Gas Prices; Revises FY 2012 Earnings Guidance

Rising Natural Gas Prices Result in Reported Losses on Hedges Used by Wholesale Services to Lock in Economic Margins; Earnings Will Be Realized When Natural Gas Inventory is Withdrawn from Storage

ATLANTA – October 11, 2012 – AGL Resources Inc. (NYSE: GAS) today announced it anticipates third-quarter 2012 earnings results to be negatively impacted by pre-tax hedge losses of $16 million, approximately $0.08 per diluted share, in its wholesale services segment.  These losses are temporary and will be recovered in future periods.  Based on current expectations, they will largely be recovered in the fourth quarter of 2012 and the first quarter of 2013.

The company’s wholesale services business generated significant economic value in the third quarter and throughout 2012, and as of September 30, 2012, had $65 million of economic value that is expected to be realized in future periods, as shown below, when natural gas is physically withdrawn from storage, compared to $47 million as of June 30, 2012, $3 million as of December 31, 2011 and $6 million as of September 30, 2011.

Storage Withdrawal Schedule
	Inventory withdrawal (Bcf)	Expected operating revenues ($ millions)
2012
Fourth Quarter	25	$28
2013
First Quarter	26	$28
Second Quarter	3	$4
Third Quarter	3	$4
Fourth Quarter	1	$1
TOTAL	58	$65

Based on the current projection of year-end storage positions at December 31, 2012 of 33 Bcf, a $1.00 increase in the 2013 forward NYMEX prices could result in a $31 million reduction to wholesale services’ reported operating revenues for the year ending December 31, 2012, after regulatory sharing but would increase the expected operating revenues to be realized in 2013 by a corresponding amount. A $1.00 decrease in forward NYMEX prices would result in a $31 million positive impact to wholesale services’ reported operating revenues; however, additional lower-of-cost-or-market (LOCOM) inventory adjustments could potentially offset a portion of the positive impact. Excluding any additional LOCOM adjustments, the $1.00 decrease in forward NYMEX prices would result in a corresponding decrease in the expected operating revenues to be realized in 2013.

AGL Resources has revised its earnings guidance range for fiscal year 2012 and now expects earnings to be in the range of $2.60 per diluted share to $2.75 per diluted share, assuming normal weather for the remainder of the year, among other assumptions.  This revised range reflects the significant impact of unprecedented warm weather in the first half of 2012, which impacted earnings in our distribution and retail segments by $0.13 per share, as well as the anticipated timing of realizing the economic value in the wholesale business through recovery of the hedge losses.

“Our wholesale business has generated very good economic results through the first three quarters of the year, as evidenced by the strong storage rollout schedule at the end of the period,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources.  “The increases in natural gas prices, particularly during the last few days of the third quarter, had a significant impact on our accounting results we expect to report for the quarter.  We wanted to provide early transparency to the investor community regarding this issue.  Importantly, we wanted to remind our investors that the economic value generated in the business will be realized over time, but it is unlikely it will be reflected fully in this year’s reported results.”

As a reminder to the investment community, the reported earnings of AGL Resources’ wholesale services business are subject to volatility due to changes in natural gas prices during the reporting period.  The company uses derivative instruments, generally in the form of natural gas futures contracts, to hedge natural gas storage inventory.  These instruments are recorded at fair value, with unrealized gains and losses from the change in value reflected in earnings, while the related storage inventory is recorded at the lower of weighted-average cost of gas or market.  The hedged value of the storage transactions is ultimately realized when the gas is withdrawn from inventory and delivered to customers.

A significant portion of the reported hedge losses is expected to be recovered in the fourth quarter of 2012 and in the first quarter of 2013 as the natural gas inventory is withdrawn from storage and delivered to customers and the hedging instruments are settled, assuming all factors remain the same.  This expectation could change if wholesale services adjusts its daily injection and withdrawal plans in response to changes in market conditions in future months, including changes in forward NYMEX natural gas prices, and this value is expected to be partly offset by lower operating revenues from wholesale services’ forward transportation portfolio.

AGL Resources does not provide or publish forecasts of quarterly earnings or other quarterly results, and this announcement is not intended to change that policy. AGL Resources will report its third-quarter and year-to-date earnings results on Thursday, November 1, 2012, prior to the market opening, followed by a conference call with the investor community at 9 a.m. ET.  The company will discuss third-quarter and year-to-date 2012 earnings results in more detail at that time.

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation's largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors -- many beyond our control -- that could cause results to differ significantly from our expectations. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, about when we expect to realize the economic value created by our wholesale services business, our projected storage withdrawal schedule, the expected impact of wholesale services’ forward transportation portfolio on operating revenues, the expected impact of forward NYMEX prices on wholesale services’ operating revenues and our 2012 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.